UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) of THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2010

INTERCONTINENTALEXCHANGE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32671	58-2555670

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 857-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On August 26, 2010, IntercontinentalExchange, Inc., a Delaware corporation (“ICE”) entered into new aggregate $400.0 million three-year senior unsecured term loan facility (the “New Term Loan Facility”) pursuant to a Credit Agreement (the “New Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, Bank of America, N.A. (“BofA”), as Syndication Agent, and the lenders named therein. A copy of the New Credit Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference, and the following summary of the New Term Loan Facility is qualified in its entirety thereby.

The New Term Loan Facility consists of a senior unsecured term loan facility in the aggregate principal amount of $400.0 million, the full amount of which was borrowed by ICE on August 26, 2010 (the “Closing Date”). Outstanding principal of the loans under the New Term Loan Facility is payable in equal installments of $30.0 million for the first eight quarters following the Closing Date, and equal installments of $40.0 million for the final four quarters of the three-year amortization period.  The New Term Loan Facility matures on August 26, 2013. Amounts repaid under the New Term Loan Facility may not be reborrowed.

The loans under the New Term Loan Facility shall, at the option of ICE, bear interest on the principal amount outstanding at either (i) LIBOR plus an applicable margin rate or (ii) a “base rate” plus an applicable margin rate. The “base rate” will be equal to the higher of (i) Wells Fargo’s prime rate, (ii) the federal funds rate plus 0.50%, or (iii) the one month LIBOR rate plus 1.50%. The applicable margin rate ranges from 2.00% to 2.75% on the LIBOR loans and from 1.00% to 1.75% for the base rate loans based on ICE’s total leverage ratio calculated on a trailing twelve-month period. Interest is payable quarterly with respect to base rate loans and either monthly, bi-monthly or quarterly with respect to LIBOR loans depending upon the interest period selected by ICE.

The proceeds of the loans under the New Term Loan Facility will be used as follows: (i) to refinance existing $220 million indebtedness of ICE related to the July 8, 2010 acquisition of Climate Exchange plc and outstanding under ICE’s aggregate $725.0 million three-year senior unsecured revolving credit facilities established pursuant to a Credit Agreement, dated March 31, 2010, with Wells Fargo, as Administrative Agent, BofA, as Syndication Agent, and the lenders named therein (filed as Exhibit 10.1 to ICE’s Quarterly Report on Form 10-Q that was filed on August 4, 2010, the “Existing 2010 Credit Facility”); and (ii) to replenish cash following the all-cash acquisition of the Climate Exchange.

With limited exceptions, ICE may prepay the outstanding loans under the New Term Loan Facility, in whole or in part, without premium or penalty. The New Term Loan Facility contains affirmative and negative covenants consistent with ICE’s other existing senior credit facilities, including, but not limited to, leverage and interest coverage ratios, as well as limitations or required notices or approvals for acquisitions, dispositions of assets and certain investments in subsidiaries, the incurrence of additional debt or the creation of liens and other fundamental changes to ICE’s business. ICE is currently in compliance with all applicable covenants under the New Term Loan Facility.

On August 26, 2010, ICE also entered into a First Amendment to Credit Agreement (the “Amendment to 2010 Credit Facility”), amending the Existing 2010 Credit Facility. The Amendment to 2010 Credit Facility amended the Existing 2010 Credit Facility to (i) include a new sublimit of up to $150.0 million for multicurrency swingline loans, under which ICE may make swingline borrowings in either Euros or Sterling, and (ii) make certain other amendments thereto which are primarily technical in nature. A copy of the Amendment to 2010 Credit Facility is filed herewith as Exhibit 10.2, and is incorporated herein by reference, and the preceding summary of the Amendment to 2010 Credit Facility is qualified in its entirety thereby.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1           Credit Agreement dated as of August 26, 2010 among IntercontinentalExchange, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the lenders named therein for a senior unsecured term loan facility in the aggregate principal amount of $400.0 million.

10.2           First Amendment to Credit Agreement dated as of August 26, 2010, amending that certain Credit Agreement, dated as of March 31, 2010, among IntercontinentalExchange, Inc., Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and the lenders party thereto for an aggregate $725.0 million three-year senior unsecured revolving credit facilities.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCONTINENTALEXCHANGE, INC.
/s/ Scott A. Hill

Scott A. Hill
Date: August 30, 2010	Senior Vice President and Chief Financial Officer